Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the:

(1)	Registration Statement on Form S-3 (No. 333-200027) of Sagent Pharmaceuticals, Inc., and

(2)	Registration Statement on Form S-8 (No. 333-175352) pertaining to the 2007 Global Share Plan of Sagent Holding Co. and the 2011 Incentive Compensation Plan of Sagent Pharmaceuticals, Inc.

of our report dated December 12, 2014, with respect to the consolidated financial statements of 7685947 Canada Inc., which comprise the consolidated balance sheet as of December 31, 2013, and the related consolidated statements of operations, changes in shareholders’ deficiency, and cash flows for the year then ended, and the related notes to the consolidated financial statements, and refers to a footnote entitled “Description of material variations between Canadian accounting standards for private enterprises and U.S. generally accepting accounting principles” and states that the financial statements as at January 1, 2012 and December 31, 2012 and for the year ended December 31, 2012 were not audited, reviewed, or compiled by us. Our report appears in this Form 8-K/A dated December 12, 2014 of Sagent Pharmaceuticals, Inc.

/s/ KPMG LLP*
Montreal, Canada
December 12, 2014

*	CPA auditor, CA, public accountancy permit No. A123145